UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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☐     Definitive Proxy Statement
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☐     Soliciting Material Pursuant to §240.14a-12
PROGRESS SOFTWARE CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROGRESS SOFTWARE CORPORATION
SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2010

This supplement, dated April 9, 2010, supplements the proxy statement filed with the Securities and Exchange Commission on March 26, 2010, relating to the Annual Meeting of Shareholders of Progress Software Corporation (the “Company”) to be held on Tuesday, April 27, 2010 at 10:00 a.m. ET, at the Company’s offices at 14 Oak Park Drive, Bedford, Massachusetts 01730. The purpose of this supplement is to provide information about additional compensation to be paid to one of the Company’s non-employee directors under the Company’s Fiscal Year 2009 Compensation Program for Non-Employee Directors, which was approved after the filing and mailing of the proxy statement.
On March 30, 2010, the Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board of Directors, approved the payment to Ram Gupta, a non-employee member of the Company’s Board of Directors, of an additional $100,000 in cash fees under the Company’s Fiscal Year 2009 Compensation Program for Non-Employee Directors. The Board of Directors approved the payment of these additional fees to compensate Mr. Gupta for his service on the Strategic Planning Committee of the Board of Directors during fiscal year 2009. As a result, for fiscal year 2009, Mr. Gupta was paid an aggregate of $224,167 in cash fees and received stock and option awards with a grant date fair value of $150,000.
Bedford, Massachusetts
April 9, 2010

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